Exhibit 99.1

                                                                   [LOGO] DynTek
                                                                   PRESS RELEASE
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For more information, contact:
Audrey Bold                         Rob Schatz / Rich Cooper
DynTek, Inc.                        Strategic Growth International
949-798-7215                        212-838-1444
audrey.bold@dyntek.com              info@sgi-ir.com

              DynTek Releases Preliminary Guidance for 3rd Quarter
                              Ended March 31, 2004

          DynTek trades more than 55 million shares over past two days

Irvine, CA - April 15, 2004 - DynTek, Inc. (Nasdaq: DYTK, DYTKP, DYTKW), a leading provider of technology, management and cyber security solutions to the state and local government sector, today announced preliminary guidance for quarter ended March 31, 2004.

DynTek expects to report improvements in its working capital, cash flow and operating results over the previous quarter. The Company expects to report an approximate breakeven EBITDA, reflecting its anticipated GAAP net income without the negative effect of amortization, depreciation, interest and tax expense for the Q3 quarter ended 3/31/04, with both revenues and gross margins significantly higher than the previous quarter as well. The Company anticipates further improvement in operating results in Q4.

Steve Ross, Chairman and CEO of DynTek, stated "while we are pleased by the increase in trading volume, we are not aware of any specific reason for this activity. However, due to this activity we believe it is in the best interest of all shareholders to comment upon our quarter just ended and on the growth in our IT Network Security business which focuses on state and local government business, including Homeland Security."

The business, headed by Dr. James Hansen, Vice President of Security Services, an internationally recognized leader in the area of security and technical training, along with his key staff including Alex Woda, Director of Security Architecture, and Frank Lyons, Director of Application Security, is a key part of the company's growth strategy and product offerings.

Dr. Hansen brings first hand experience and unparalleled credentials in the security field, motivating other auditors and IT personnel to put today's technology to work for effective controls in tomorrow's networked information systems. Over the years, Dr. Hansen has been a featured speaker at numerous Institute of Internal Auditors (IIA) and Information Systems Audit and Control Association (ISACA) world conferences dealing with security and control on today's network environments. His highly experienced team also holds

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                                                                   [LOGO] DynTek
                                                                   PRESS RELEASE
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numerous credentials. Alex Woda specializes in information security reviews, the development of information security architectures, project management, systems auditing and risk management. He has extensive experience directing and managing enterprise and information security architecture development projects and has developed risk management strategies for financial institutions, manufacturing companies and government agencies. Completing the security team is Frank Lyons, who has over 30 years of information systems experience, specifically data security and auditing of networked database information solutions. As a testament to the level of expertise Frank brings to the table, his model and methodology for Risk Assessment has been formally inventoried at the National Institute of Standards and Technology and has been used by such organizations as NASA and AT&T.

About DynTek

DynTek is a leading provider of dynamic technology, management and cyber security solutions to the state and local government market. Our broad range of services is designed to help organizations meet their critical business needs through the effective and innovative use of technology. DynTek's solutions include comprehensive IT security consulting, detection, prevention and mitigation strategies and solutions; document management; staff augmentation; storage solutions; and complete network, server and desktop management and support. Each of our offerings incorporates an approach and methodology derived from over 17 years of experience in the assessment, design, implementation, management and support of dynamic technology solutions. For more information, visit www.dyntek.com.

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Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of the Company's business emphasis, the ability to finance and sustain operations, including the ability either to maintain and extend the Textron Factoring Facility when it becomes due or to replace it with alternative financing, the ability to raise equity capital in the future, despite historical losses from operations, the ability to fulfill the Company's obligations to third parties, and ability to defend successfully certain ongoing litigation over contract performance, the size and timing of additional significant orders and their fulfillment, the ability to turn contract backlog into revenue and net income, the continuing desire of state and local governments to outsource to private contractors and the ability of the Company to obtain extensions of the remaining profitable DMR contracts at their maturity, the performance of governmental services, the ability to develop and upgrade our technology, and the continuation of general economic and business conditions that are conducive to governmental outsourcing of service performance and the acquisition of other services and products. The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.